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                                                                     EXHIBIT 5.1

[LETTERHEAD OF LATHAM & WATKINS]

         February 5, 2003

         Questcor Pharmaceuticals, Inc.
         3260 Whipple Road
         Union City, California 94587

                       Re:  Registration Statement on Form S-3;
                            14,186,936 Shares of Common Stock, no par value per share

         Ladies and Gentlemen:

                  In connection with the registration under the Securities Act of 1933, as amended, of 14,186,936 shares (the "Shares") of common stock, no par value per share, of Questcor Pharmaceuticals, Inc., a California corporation (the "Company"), on a Registration Statement on Form S-3 filed with the Securities and Exchange Commission on February 5, 2003 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. Of the Shares being registered, (i) 10,624,731 shares (the "Conversion Shares") may be issued in the future upon conversion of the Series B Convertible Preferred Stock, no par value per share, of the Company (the "Series B Preferred Stock"), and (ii) 3,562,205 shares (the "Warrant Shares") may be issued in the future upon exercise of certain warrants (the "Warrants").

                  In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

                  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

                  We are opining herein as to the effect on the subject transaction only of the internal laws of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

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         QUESTCOR PHARMACEUTICALS, INC.
         FEBRUARY 5, 2003
         PAGE 2

[LETTERHEAD OF LATHAM & WATKINS]

                  Subject to the foregoing, it is our opinion that (i) upon the conversion of the Series B Preferred Stock in accordance with the terms set forth in the Company's Certificate of Determination of Series B Preferred Stock under which such Conversion Shares will be issued, the Conversion Shares will be validly issued, fully paid and nonassessable, and (ii) upon exercise of the Warrants and payment for the Warrant Shares in accordance with the terms set forth in the respective Warrants under which such Warrant Shares will be issued, the Warrant Shares will be validly issued, fully paid and nonassessable.

                  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                               Very truly yours,

                                               /s/ Latham & Watkins LLP